Exhibit 10.3

[Integral Systems, Inc. Letterhead]

June 24, 2010

William M. Bambarger

c/o Integral Systems, Inc.

6721 Columbia Gateway Drive

Columbia, Maryland 21046

Dear Bill:

Pursuant to our discussions, this letter confirms that the Agreement and Release between you and Integral Systems, Inc. (“ISI”) dated as of May 13, 2010 (the “Agreement”), is hereby amended as follows pursuant to paragraph 12 of the Agreement:

•

You will remain an employee of ISI through July 16, 2010 and shall provide such services as requested by ISI’s Chief Executive Officer or his delegate through such date. Pursuant to paragraph 1(a) of the Agreement, ISI will continue to pay your base salary (at an annual rate of $300,000, less applicable withholdings) and provide you employee benefits through July 16, 2010.

•	The “date of separation” for all purposes under the Agreement shall be July 16, 2010.

•

Pursuant to Section 1(b) of the Agreement, ISI will (i) continue to pay your base salary, at an annual rate of $300,000 (less withholdings), through July 31, 2011, and full payment (less withholdings) shall be a total of $311,538.46, and (ii) pay any COBRA premiums through July 31, 2011 (or, if earlier, until COBRA coverage ends), commencing on the date of separation, for coverage of you and your dependents if you (or, as applicable, your dependents) elect COBRA coverage.

Except as specifically amended by this letter, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

Please indicate your agreement to the foregoing by signing and dating this letter where indicated below.

Very truly yours,

/s/ Paul G. Casner, Jr.
Paul G. Casner, Jr.
Chief Executive Officer

AGREED TO AND ACKNOWLEDGED:

/s/ William M. Bambarger	June 24, 2010
William M. Bambarger	Date